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                                                                    EXHIBIT 16.2


May 14, 2003

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Endocare, Inc. (the "Registrant" or the "Company") and, under the date of February 19, 2002, except as to notes 1 and 15, which are as of March 25, 2002, we reported on the consolidated financial statements of Endocare, Inc. as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999. However, as reported by the Company in a press release dated December 12, 2002, and as disclosed in the Company's Form 8-K dated March 14, 2003 and Form 8-K/A dated May 1, 2003, we subsequently notified the Registrant on December 11, 2002 that this report should no longer be relied upon as it relates to the December 31, 2001 consolidated financial statements. On March 7, 2003, our appointment as principal accountants was terminated. We have read the Registrant's statements included under Item 4 of its Form 8-K/A dated May 1, 2003 and we agree with such statements, except that we either are not in a position to agree or disagree, or do not agree, with certain statements, or we believe such statements are inaccurate or incomplete, as set forth below:

DISMISSAL OF KPMG

We are not in a position to agree or disagree with the statement that the Company's Board of Directors, upon recommendation of the Audit Committee, approved our dismissal.

DISAGREEMENT WITH KPMG

The description regarding the basis for our conclusion that we were unable to rely on the representations of the Company's management is inaccurate and incomplete. We were in the process of performing our quarterly review under Statement on Auditing Standards ("SAS") No. 71, Interim Financial Information, on the consolidated financial statements of the "Company" as of and for the quarter ended September 30, 2002. On October 29, 2002, we were informed that one of the Company's Directors had been contacted on October 24, 2002 by Joseph A. Haferman, the acting Corporate Controller, expressing concerns regarding the accounting for several transactions and other matters. At that time, we also were informed that on or about October 24, 2002, the Company's Audit Committee had directed Brobeck, Phleger and Harrison ("Brobeck"), the Company's outside legal counsel, to perform an investigation of the matters raised. On October 29, 2002, at the completion of this initial investigation, the Audit Committee informed us that it was satisfied with the results of the initial investigation. However, as this initial investigation had not been performed by individuals with forensic accounting experience, we recommended that a more thorough investigation be performed by individuals with forensic accounting experience. Between October 29, 2002 and December 4, 2002, Brobeck and Deloitte & Touche LLP, at the request of the Audit Committee, performed several subsequent investigations of the matters raised, as well as other matters that were raised by the investigations. At the conclusion of each of the subsequent investigations, the Audit Committee informed us that it was satisfied with the results of the investigations, and that no further investigation was warranted. However, we believed that each of these subsequent investigations confirmed certain of the initial concerns raised by Mr. Haferman, as well as raising additional matters warranting additional investigation. Accordingly, we advised the Audit Committee that we believed that additional investigation was still warranted.
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In a letter to the Audit Committee dated December 11, 2002, we notified the
Audit Committee that in the course of attempting to complete our SAS No. 71 review as of September 30, 2002, and for the quarter then ended, as well as after considering the results of the investigations discussed above, information came to our attention that lead us to conclude that we were unable to rely on the representations of management. We informed the Audit Committee that it was apparent to us that management prepared financial statements for the quarterly and annual periods in 2002 and 2001 based on information that did not reflect either the facts or substance of certain transactions, the information and representations provided to us did not reflect the actual facts or substance of the transactions, and in several cases we received inconsistent representations from management in relation to the transactions. We provided to the Audit Committee a summary of the various transactions, as described below. We further informed the Audit Committee that no single transaction or misrepresentation formed the basis for our conclusion, but rather it was the pattern and totality of information, and the weight of the evidence that had come into our possession. In addition, we also indicated to the Audit Committee that we had not concluded as to whether any specific transaction or misrepresentation was fraudulent or willfully inappropriate. Also, on December 11, 2002, we recommended to the Audit Committee that a new senior management team should perform its own review and investigation of the matters raised during the various investigations noted above. As of the date of our dismissal, the issues discussed in our letter to the Audit Committee dated December 11, 2002 had not been resolved to our satisfaction.

In addition, the description of the five specific matters under the heading "Revenue Recognition", the two specific matters under the heading "Expense Recognition", and the three specific matters under the heading "Accounts Receivable" (collectively the "Specific Matters") does not accurately or completely represent what we had communicated to the Company's Audit Committee. The following is what we had communicated in writing to the Audit Committee in the December 11, 2002 letter described above, as it relates to the Specific
Matters:

      In the course of attempting to complete our SAS No. 71 review as of September 30, 2002, and for the quarter then ended, as well as after considering the results of the investigations noted above, information came to our attention that has lead us to conclude that we are unable to rely on the representations of management. It is apparent to us that management prepared financial statements for the quarterly and annual periods in 2002 and 2001 based on information that did not reflect either the facts or substance of certain transactions. In addition, the information and representations provided to us did not reflect the actual facts or substance of the transactions, and in several cases we received inconsistent representations from management in relation to the transactions. Such transactions during 2002 and 2001 include the following:

            - The Company recorded sales to customers that remained in Company-controlled facilities at the time of performing our most recent review procedures. We believe that two of these sales went directly to Company-controlled facilities, while the third was shipped to a third party hospital, but returned to a Company-leased facility shortly thereafter. Accordingly, the Company did not have evidence that delivery had occurred under the sales transactions. When we previously inquired about the status of the related unpaid receivables on several occasions, senior management did not inform us that the goods were still in the Company's possession. We believe that senior management was aware that the goods were still in the Company's
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                  possession, and it is not evident to us that management has considered the applicability of Staff Accounting Bulletin No. 101 to these transactions, particularly the requirement of a fixed delivery schedule and written direction by the customer.

            - The Company recorded sales to customers that were shipped to Company-controlled facilities, and then not delivered to the customers until a subsequent accounting period, remaining in Company-controlled facilities as of the close of the accounting period the sales were recorded. We believe that senior management was aware of these arrangements, and it is not evident to us that management has considered the applicability of Staff Accounting Bulletin No. 101 to these transactions, particularly the requirement of a fixed delivery schedule and written direction by the customer.

            - There are notations on supporting documentation for at least two expense transactions that could be interpreted that senior management had instructed subordinates to record the related transactions outside of the Company's normal policies and procedures, and potentially not in accordance with generally accepted accounting principles.

            - There are cash receipts from customers recorded as a reduction of accounts receivable near quarter end, where the underlying check was rejected by the bank for non-sufficient funds prior to the issuance of the financial statements and filing of the Form 10-Q. In each case, we were provided documentation by the Company indicating that the related receivable had been paid when, in fact, it had not. In addition, the financial statements as of June 30, 2002 prepared by management incorrectly reflected these accounts receivable as paid. Senior management has acknowledged to us that they were aware of at least the most significant of these non-sufficient funds checks before the Form 10-Q for the second quarter of 2002 was filed.

            - There are cash receipts from customers recorded as a reduction of accounts receivable if the customer check was dated prior to the end of the accounting period, even though physical receipt of the check occurred after the end of the accounting period. We believe that senior management was aware of such practice. In addition, the financial statements prepared by management incorrectly reflect these accounts receivable as paid.

            - We are aware of two transactions to acquire assets from customers entered into concurrent to the sale by the Company of products to such customers in the first quarter of 2002. However, only the sales to the customers were recorded in the accounting records at the time of the sale, while the concurrent acquisition of product from the customer was recognized in a different accounting period. We believe that senior management was aware of such concurrent transactions. Further, it is not apparent that management ever considered the applicability of Accounting Principles Board Opinion No. 29 to these transactions.

            - Invoices for products or services have not been accrued in the proper accounting period, though there is evidence that senior management was
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                  aware of the existence of certain of these liabilities at the time the financial statements were prepared and the related Form 10-Q was filed.

            - A customer concession was granted by senior management some period of time after the date of the original sale to facilitate payment of an outstanding account receivable by the customer. This concession was characterized as a "consulting" arrangement, and the related agreement was back-dated. We have not seen any evidence consulting services were, or will be, performed. Further, the concession was recorded in a period subsequent to when the cash receipt was recorded, despite the apparent linkage between the concession and the payment of cash by the customer.

            - All of the revenue related to certain multiple-element sales was fully recorded in a single accounting period, though certain of the components were not delivered until a subsequent accounting period. The financial statements prepared by management incorrectly reflected the full amount of the sales in the periods the initial elements were delivered.

            - Sales to one particular customer were ultimately delivered to a warehouse secured and paid for by a Company sales representative. The sales representative was then reimbursed for the cost of the warehouse through his expense report. However, the accounting records noted the sale was delivered to the customer location. When we inquired about the status of the related unpaid receivable on several occasions, senior management did not inform us that the goods were still in the Company's possession. We believe senior management was aware of this arrangement, and it is not evident to us that management has considered the applicability of Staff Accounting Bulletin No. 101 to this transaction.

We also are not in a position to agree or disagree with the statement in the third paragraph that the Audit Committee disagrees with KPMG's conclusion that it could not rely on the representations made by management. We did not become aware of such purported disagreement until after we were dismissed as independent auditors and received a draft of the Form 8-K proposed to be filed by the Company reporting our termination. Between December 11, 2002 and March 7, 2003, we had several discussions and meetings with members of the Audit Committee where they presented their proposed course of action to replace senior management.

We are also not in a position to agree or disagree with the statement in the third paragraph that the Company's Audit Committee had investigated these matters or with the statement that, based on that investigation, the Audit Committee concluded that there was no indication that there had been any fraud or intentional wrongdoing by the Company's management. In addition, we are also not in a position to agree or disagree with the statement that the Company has asked its new independent accountant, Ernst & Young LLP, to consider the issues raised in the "KPMG Letter" in connection with its re-audit of the Company's financial statements for the fiscal years 2001 and 2002.

In regards to references in the Specific Matters described in the Form 8-K/A, we are not in a position to agree or disagree (i) that the Audit Committee had investigated these matters, (ii) that the Audit Committee concluded there was no indication that there had been any fraud or intentional wrongdoing by the Company's management associated with the accounting for the Specific Matters, or with the application of specific accounting literature, or (iii) that the specific number or dollar amounts of transactions referenced in the Form 8-K/A are the same transactions
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which had been identified by us in our December 11, 2002 letter to the Audit
Committee, or represent a complete population of transactions with similar characteristics. In addition, we are not in a position to agree or disagree, or we do not agree with the following statements or representations:

      Revenue recognition:

            - First bullet - We are not in a position to agree or disagree with the statement that "products were shipped to the destination specified by the customer, and that any interim storage was consistent with the customers' directives." Through the date of our dismissal, we were not provided any contemporaneous evidence to support this assertion.

            - Second bullet - We are not in a position to agree or disagree with the statement that when "products were shipped to interim storage facilities, that it was done at the customer's direction, and that any interim storage had been consistent with the customer's directives." Through the date of our dismissal, we were not provided any contemporaneous evidence to support this assertion.

            - Third bullet - We are not in a position to agree or disagree with the statement that the Audit Committee had concluded that "these transactions should have been documented more clearly..."

            - Fifth bullet - We are not in a position to agree or disagree with the statements that "the sales representative was contacted by the customer after products were delivered to the customer's premises and informed by the customer that it was not yet ready to receive the products on-site. Consistent with the customer's directives, the sales representative then placed the products in interim storage, the expense of which was processed through the Company." We are also not in a position to agree or disagree with the statement that this was done as an accommodation for the customer. Through the date of our dismissal, we were not provided any contemporaneous evidence to support these assertions.

      Expense Recognition:

            - First bullet - We are not in a position to agree or disagree with the statement that "...the notations...were improper..." and we do not agree with the statement that the Audit Committee ". . .did not discover any evidence that these notations in connection with these two transactions . . . were improper or intended to inappropriately record these expense transactions not in accordance with generally accepted accounting principles." With respect to the latter assertion, we did bring to the Audit Committee's attention facts and circumstances which we believe are relevant to this matter.

      Accounts Receivable:

            - First bullet - We do not agree with the statement that "two checks totaling $750,000, one of which was collected prior to the issuance of the financial statements and one of which remained uncollected and apparently should have remained a receivable...." Our belief, based upon the evidence provided to us, is that both amounts should have remained receivables as of the balance sheet date. We do not believe that collection of an accounts receivable after the balance sheet date, but prior to the issuance of the financial statements, represents a cash collection as of the balance sheet date.
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            -     Second bullet - We are not in a position to agree or disagree with any of the statements attributed to the Audit Committee in this bullet.


ITEM 304 (B)

We are not in a position to agree or disagree with the statements under the heading "Item 304(b)" that the Company is not aware of any transactions or events similar to those which involved such disagreement or circumstances, or that the Company is currently unable to accurately comment on whether the transactions or events described were material or what the effect of such transactions and events will have on the financial statements of the Company.

APPOINTMENT OF ERNST & YOUNG LLP

We are not in a position to agree or disagree with any of the statements in this section.

Very truly yours,

KPMG LLP